Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

SMARTZ VEHICLE RENTAL CORPORATION

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1.                                       The name of the corporation is

SMARTZ VEHICLE RENTAL CORPORATION

2.                                       The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                       The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

To establish and operate systems and plans for purchasing, selling, renting, leasing, hiring, chartering, parking, maintaining and storing of vehicles of all kinds used or useful as a means of transportation of persons and property of any               and as principal or agent, in furtherance of the business of the corporation.

To establish or acquire, maintain and operate in any part of the United States or elsewhere, so far as permitted by the law of the locality, omnibus, truck and stage routes or lines for the public or private conveyance and transportation of persons and property for compensation; to acquire by purchase, lease or otherwise and operate franchises, licenses and grants from any state, territory, possession or dependency of the United States and from any county, town, city, village, or other political subdivision thereof, and from any foreign country or countries or any political subdivision thereof, or the public authorities of any thereof.

To purchase, lease as lessee, take, acquire, manufacture, build, assemble, own, hold, deal in, maintain, improve, service, clean, equip, repair, use, operate, lease as lessor, rent, hire, charter, loan, grant the use of, sell, mortgage, pledge, encumber and otherwise dispose of automobiles, cars, trucks, buses, motor vehicles, trailers, motorcycles, boats, aircraft and vehicles of all kinds, used or useful for the transportation of persons or property, and all machinery, devices, equipment, apparatus, goods, wares, merchandise and artifacts of all sorts and descriptions, and to manufacture, purchase, acquire, own, hold, use, deal in, sell, mortgage, pledge, encumber and dispose of any articles, materials, parts, supplies, tools, fuels, oils, greases, devices, appliances, apparatus, machinery, equipment and property related or incidental to or useful, necessary or convenient in connection with any property or business of the corporation.

8.                                       Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

9.                                       The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 10th day of June, 1987.

/s/ K. L. Husfelt

/s/ L. J. Johnston

/s/ S. J. Queppet